Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
March 14, 2019	fcooper@tollbrothers.com

Karen H. Grimes Elected to Toll Brothers’ Board of Directors
HORSHAM, PA, March 14, 2019 -- Toll Brothers, Inc. (NYSE: TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced the election of Karen H. Grimes to its Board of Directors.
Before retiring in December 2018, Ms. Grimes was a Partner, Senior Managing Director, and Equity Portfolio Manager at Wellington Management Company LLP. She was the lead Equity Portfolio Manager for the firm’s Value Strategy. Ms. Grimes formerly was responsible for Wellington Management’s Value Team research and portfolio recommendations for the Healthcare, Consumer Cyclical, Chemical, Defense, and Consumer Staple industries. Prior to joining Wellington Management in 1995, she held the positions of Vice President, Director of Research, and equity analyst at Wilmington Trust Company from 1988 to 1995. Ms. Grimes also held portfolio manager and equity analyst positions at First Atlanta Corporation and at Butcher and Singer in Philadelphia.
Ms. Grimes is a former member of the Investment Board of the board of trustees of the Children’s Hospital of Philadelphia and has been an executive sponsor of Girls Who Invest.
Ms. Grimes graduated magna cum laude from Georgia State University with a bachelor’s degree in Finance. She holds the Chartered Financial Analyst designation and is a member of the Financial Analysts Society of Philadelphia.
Douglas C. Yearley, Toll Brothers’ chairman and chief executive officer, stated: “We are very excited to welcome Karen Grimes to the Toll Brothers Board of Directors. She brings a tremendous reputation in the investment industry, as well as extensive executive level experience at one of the world’s premier financial institutions. Her leadership ability, world-class investment expertise and unique perspective on enhancing shareholder value will contribute great value to the Toll Brothers Board.”
Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia (Toll Brothers Apartment Living), Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.
In 2019, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fifth year in a row it has been so honored. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).